Exhibit 10.3

AMENDMENT TO THE
INTERCOMPANY SERVICES AGREEMENT
This AMENDMENT, dated as of July 31, 2019 (this “Amendment”), to the Amended and Restated Intercompany Services Agreement, dated as of November 13, 2018 (the “A&R Agreement”), is entered into by and between General Electric Company, a New York corporation (“GE”) and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R Agreement.
WHEREAS, GE and BHGE desire to amend the scope and terms of certain GE Provided Umbrella Services, and to enter into certain other mutually-beneficial modifications and clarifications to the terms of the A&R Agreement;
WHEREAS, pursuant to Section 10.09 of the A&R Agreement, the A&R Agreement may be amended or modified by a written instrument signed by the parties hereto; and
WHEREAS, the parties hereto desire to amend the A&R Agreement on the terms set forth herein.
NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, GE and BHGE hereby agree as follows:
1.Section 1.01(b) of the A&R Agreement is hereby amended as follows:
““Contract Year” means each consecutive 12-month period commencing as of January 1, 2019, and each subsequent January 1 during the Term.”
““GE Provided Original Umbrella Services” shall have the meaning set forth in Section 2.01(b).”
““GE Provided New Umbrella Services” shall have the meaning set forth in Section 2.01(b).”
““Schedule” means each of Schedule 2.01(a)(i), Schedule 2.01(b)(i), Schedule 2.01(b)(ii), Schedule 2.01(c), Schedule 2.02(b), Schedule 3.01(c), Schedule 3.13(a), Schedule 3.13(d), Schedule 4.01(a), Schedule 4.01(b), Schedule 5.04(a), Schedule 5.04(b), Schedule 5.04(c), Schedule 5.05(a), Schedule 5.05(b), and Schedule 5.06(g).
““Transition Services Agreement” means that certain Transition Services Agreement, between the Parties, of even date hereof.”
2.Section 2.01(b) of the A&R Agreement is hereby amended and restated as follows:

“(b)    GE Provided Umbrella Services. GE shall continue the service arrangements and processes in effect between GE or any of its Affiliates or divisions (in each case excluding GE O&G), on the one hand, and GE O&G, on the other hand, during the Baseline Period by providing to the Baker Hughes Entities (at the Baker Hughes Entities’ option and for the applicable Umbrella Service Charge), during the Term, access to the service arrangements made available by GE or any of its Affiliates or divisions to GE O&G during the Baseline Period as further described on Schedule 2.01(b)(i) (the “GE Provided Original Umbrella Services”) and Schedule 2.01(b)(ii) (the “GE Provided New Umbrella Services”, and, collectively with the GE Provided Original Umbrella Services, the “GE Provided Umbrella Services”). In the event of any conflict or inconsistency between the terms and conditions of Schedule 2.01(b)(i) and Schedule 2.01(b)(ii), the terms and conditions of Schedule 2.01(b)(ii) shall apply.”
3.Section 5.06(b) of the A&R Agreement is hereby amended and restated as follows:
“(b)    Umbrella Services Costs. Except as otherwise provided in this Agreement, a Recipient of Umbrella Services shall pay to the Provider of such Umbrella Services a fee based on actual usage of each Umbrella Service by the Recipient and priced equal to the cost to the Provider of providing such Umbrella Service (calculated without markup or margin) but, in any event, consistent with past practices (and, if applicable, as reflected in the GE O&G Financial Statements); provided that any GE Provided Umbrella Services listed under the category “Engineering Services” under Schedule 2.01(b)(i) will be provided at the applicable price set forth in Schedule 2.01(b)(i), and that any GE Provided New Umbrella Services will be provided at the applicable price and in accordance with the applicable methodologies set forth in Schedule 2.01(b)(ii) (each fee constituting an “Umbrella Service Charge” and, collectively, “Umbrella Service Charges”); provided that if the Provider is required under applicable Law (including to avoid any applicable penalties) to charge any markup or margin in order to provide a GE Provided Original Umbrella Service, a reasonably appropriate markup or margin shall be included in, and increase, the relevant Umbrella Service Charge solely to the extent necessary to comply with applicable Law. In the event a Party reasonably changes the pricing methodology for a particular GE Provided Original Umbrella Service, the other Party agrees that the associated Service Charge shall be adjusted consistent with the new methodology provided that such first Party is implementing the same change with respect to all of its businesses or divisions that utilize the Service. During the term of this Agreement, the amount of an Umbrella Service Charge solely for “CoreTech Services” and “Infrastructure Cloud Services” included in GE Provided New Umbrella Services, as set forth on Schedule 2.01(b)(ii)) shall not increase except due to increases actually incurred by the Provider in providing such GE Provided New Umbrella Services as a result of (i) an increase in the amount of such GE Provided New Umbrella Services being provided to Recipient, (ii) an increase in the rates or charges imposed by a Party’s third-party provider that is providing goods or services used by the Provider in providing such GE Provided New Umbrella Services or (iii) an increase in costs resulting from a reasonable change in the pricing methodology for such GE Provided New Umbrella

Services; provided that such change in pricing methodology may result from any increase in the payroll or benefits for any of the Provider’s employees (regardless of the date such payroll adjustments are effective) and provided, further, that any increase under this clause (iii) (x) may increase only the rate per unit of volume for the specific GE Provided New Umbrella Service and the increase to such rate may not exceed 3% relative to the rate per unit of volume paid by the Recipient in respect of such specific GE Provided New Umbrella Services in the immediately preceding Contract Year and (y) may be made only once per Contract Year and shall be effective beginning on the first date of the following Contract Year (and for the avoidance of doubt no increase under this clause (iii) may be made that is effective during the first Contract Year; provided, that, in each of the foregoing cases, prior to any change to any Umbrella Service Charge, the Provider shall provide the Recipient with supporting documentation for such changes.”
4.Section 9.01(a) of the A&R Agreement is hereby amended and restated as follows:
“(a)    This Agreement shall commence immediately upon its execution on the Closing Date and shall terminate (i) ninety (90) days following the Trigger Date with respect to (x) all services under this Agreement and (y) GE Provided Technology Access (other than GE Provided Control Tools Access), (ii) upon the Trigger Date with respect to Baker Hughes Provided Technology Access and (iii) upon the expiration of the Controls Tool Access Period with respect to the GE Provided Control Tools Access (the “Term”).”
5.Schedule 2.01(b) of the A&R Agreement is hereby renamed Schedule 2.01(b)(i), and Schedule 1 hereto is hereby added as Schedule 2.01(b)(ii).
6.Except as expressly set forth in this Amendment, this Amendment does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the A&R Agreement.
7.Each reference to “hereto”, “hereunder”, “herein” and “hereof” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the A&R Agreement shall, after this Amendment becomes effective, refer to the A&R Agreement as amended hereby.
8.Sections 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11, 10.12 and 10.13 of the A&R Agreement are incorporated herein by reference, mutatis mutandis.

1 As an illustrative example: if the rate per unit of volume in Contract Year-1 was $1.00/unit and the volume in May of such year were to be 100 units and in June of such year were to be 150, the Service Charges for May and June of Contract Year-1 would be $100 and $150, respectively. In Contract Year-2, the only increase permitted by this clause (iii) would be an increase to the rate per unit of volume of no more than 3% (based on the actual increase in costs resulting from a reasonable change in the pricing methodology for the particular IT-Related Service) to no more than $1.03/unit. Therefore, if the volume in May of Contract Year-2 were to be 50 units and in June of Contract Year-2 were to be 200 units, the Service Charge for such particular IT-Related Service in May of Contract Year-2 could be no more than $51.50 (that is up to $1.03 /unit * 50 units) and in June of Contract Year-2 could be no more than $206 (that is up to $1.03/unit * 200 units). [THIS FOOTNOTE IS INTENTIONALLY INCLUDED IN EXECUTED AGREEMENT.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorize.
GENERAL ELECTRIC COMPANY

By: /s/ John Godsman
Name: John Godsman
Title: Vice President

BAKER HUGHES, A GE COMPANY, LLC

By: /s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary